Exhibit 10.1

January 26, 2005

D'Anne Hurd

Dear D'Anne,

On behalf of NMS Communications, we are pleased to offer you the position of Financial Consultant working out of the Framingham office and reporting to Bob Schechter, Chief Executive Officer. It is expected that you will assume the role of Senior Vice President Finance, Chief Financial Officer, and Treasurer on March 16, 2005. For your initial assignment your base compensation will be paid at the gross rate of $4,326.93 bi-weekly, which on an annual basis is $112,500. After your appointment to Senior Vice President, Finance & Treasurer & Chief Financial Officer you will be paid at the gross rate of $8,653.85 bi-weekly, which on an annual basis is $225,000. You will also be eligible for a target bonus of 50% of your base salary (in 2005 this bonus will be guaranteed at a minimum of 25% achievement), resulting in an On Target Earnings (OTE) of $337,500.

In addition to the above compensation, you will be entitled to participate in the Company Stock Option Program at the level of 175,000 shares priced at the close of market on your start date. As a full-time employee you will be eligible to participate in the complete NMS Communications benefit package. A copy of the NMS Benefits Summary is enclosed with this letter.

This offer of employment is contingent upon your agreement to our standard Employee Non-Compete and Confidentiality Agreement, a copy of which is enclosed with this letter as well as a satisfactory background check. Please indicate your acceptance to both the employment offer and the Employee Non-Compete and Confidentiality Agreement by signing in the indicated space on the enclosed copies, returning one copy to Human Resources and retaining one copy for your files.

The Immigration Reform and Control Act require employers to verify the employment eligibility and identity of new employees. You will need to complete the top section of the enclosed Form I-9 and bring it, together with the appropriate documents listed under Part 2, with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

Your response of acceptance to this offer of employment must be made prior to close of day on January 28, 2005. We sincerely hope that this offer meets with your approval and that you can start on January 31, 2005.

Our entire team warmly anticipates the strong contribution you can make to NMS Communications and welcomes your participation in building a successful company. If you have any questions, please call me at (508) 271-1392.

Sincerely,

/s/ Jamie Toale

Jamie Toale
VP, Human Resources

Enclosures

Accepted:        /s/ D'Anne Hurd                         Date:  January 28, 2005
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Start Date: January 31, 2005
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